PRIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Year Ended December 31,
	2004	2003
		(Restated)
	(In thousands, except per share amounts)
REVENUES	$1,712,200	$1,565,806
OPERATING COSTS, excluding depreciation and amortization	1,146,760	1,039,798
DEPRECIATION AND AMORTIZATION	265,307	250,883
GENERAL AND ADMINISTRATIVE, excluding depreciation and amortization	74,851	56,263
IMPAIRMENT CHARGES	24,898	—
GAIN ON SALE OF ASSETS	(48,588)	(150)

EARNINGS FROM OPERATIONS	248,972	219,012

OTHER INCOME (EXPENSE)
Interest expense	(119,209)	(130,601)
Refinancing charges	(36,336)	(6,370)
Interest income	3,881	3,182
Other income, net	1,008	9,520

Total other expense, net	(150,656)	(124,269)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	98,316	94,743
INCOME TAX PROVISION	61,732	33,982
MINORITY INTEREST	22,311	19,896

INCOME FROM CONTINUING OPERATIONS	14,273	40,865
DISCONTINUED OPERATIONS
Loss from discontinued fixed-fee construction operations	(27,281)	(98,442)
Income tax benefit	(9,549)	(34,455)

Loss on discontinued operations	(17,732)	(63,987)

NET LOSS	$(3,459)	$(23,122)

EARNINGS (LOSS) PER SHARE
Basic
Income (loss) from continuing operations	$0.11	$0.30
Discontinued operations	(0.13)	(0.47)

Net loss	$(0.02)	$(0.17)

Diluted
Income (loss) from continuing operations	$0.10	$0.30
Discontinued operations	(0.13)	(0.41)

Net loss	$(0.03)	$(0.11)

SHARES USED IN PER SHARE CALCULATIONS
Basic	135,821	134,704
Diluted	137,301	155,624